Coopers                 Coopers & Lybrand L.L.P.                 Exhibit 23
& Lybrand               a professional services firm



Ford Motor Company
The American Road
Dearborn, Michigan


               CONSENT OF COOPERS & LYBRAND L.L.P.


We consent to the incorporation by reference in this Registration Statement on Form S-8 of Ford Motor Company of our report dated February 1, 1994, which report includes an explanatory paragraph concerning a change in the methods of accounting for postretirement benefits other than pensions and income taxes in 1992, on our audits of the consolidated financial statements and financial statement schedules of Ford Motor Company at December 31, 1993 and 1992, and for the years ended December 31, 1993, 1992 and 1991, which report is included in Ford's 1993 Annual Report on Form 10-K.




/s/COOPERS & LYBRAND L.L.P.

COOPERS & LYBRAND L.L.P.

400 Renaissance Center
Detroit, Michigan
October 6, 1994